UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2016

UNITED STATES DIESEL-HEATING OIL FUND, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34016	20-8837345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1999 Harrison Street, Suite 1530 Oakland, California 94612
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 522-9600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01. Other Events

 Wainwright Holdings, Inc. (Wainwright) is the parent and the sole member of the United States Commodity Funds LLC (“USCF”), the general partner of the United States Diesel-Heating Oil Fund, LP (UHN). USCF is also the general partner of the United States Short Oil Fund, LP (DNO), United States Gasoline Fund, LP (UGA), United States Natural Gas Fund, LP (UNG), United States 12 Month Oil Fund, LP (USL), United States Oil Fund, LP (USO), United States 12 Month Natural Gas Fund, LP (UNL), United State Brent Oil Fund, LP (BNO), and the sponsor of the United States Commodity Index Funds Trust and the United States Commodity Index Fund (USCI), United States Copper Index Fund (CPER) and United States Agriculture Index Fund (USAG).

Wainwright also is the parent and sole member of USCF Advisers LLC, a registered investment advisor affiliated with USCF, and the sponsor of the Stock Split Index Fund (TOFR).

On September 19, 2016, Wainwright, and Concierge Technologies, Inc. (CNCG), entered into a definitive agreement together with certain shareholders of Wainwright pursuant to which Concierge would acquire shares of Wainwright representing approximately 97% of the issued and outstanding shares. Prior to the closing, CNCG intends to make offers to acquire the remaining shares of Wainwright.

The planned acquisition of Wainwright remains contingent upon various conditions being met before closing, which is expected to happen before the end of 2016. As a result of the transaction, current shareholders of Wainwright will become shareholders of Concierge. Nicholas Gerber, along with certain family members and certain other Wainwright shareholders, currently own the majority of shares in Concierge as well as Wainwright. Following the closing of the Wainwright transaction, Mr. Gerber and those shareholders will continue to own the majority of Concierge voting shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United States Diesel-Heating Oil Fund, LP
	By:	United States Diesel-Heating Oil Fund, LP, its general partner
Date: September 20, 2016	By:	/s/ John P. Love
Name: John P. Love
Title: President (Principal Executive Officer)